EXHIBIT 5.1

                      [LETTERHEAD OF DODD MASON GEORGE LLP]


October 12, 2004


American River Bankshares
1545 River Park Drive, Suite 107
Sacramento, California 95815

Re:  American River Bankshares - Registration Statement on Form S-4

Ladies and Gentlemen:

        With reference to the Registration Statement on Form S-4 filed by American River Bankshares, a California corporation, with the Securities and Exchange Commission in connection with the registration under the Securities Act of 1933, as amended, of 1,092,312 shares of American River Bankshares Common Stock, no par value per share, to be issued in connection with the merger contemplated by the Agreement and Plan of Reorganization and Merger dated as of July 8, 2004, among American River Bankshares, American River Bank and Bank of Amador, which Agreement and Plan of Reorganization and Merger is described therein and filed as an exhibit thereto:

        We are of the opinion that the above-referenced shares of American River Bankshares Common Stock have been duly authorized and, when issued in accordance with the Agreement and Plan of Reorganization and Merger, will be legally issued, fully paid and nonassessable. We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement and the use of our name under the caption "Legal Matters" in the Registration Statement and in the joint proxy statement-prospectus included therein.

Very truly yours,

/s/ DODD MASON GEORGE LLP